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For Immediate Release                          Contact:  Neil L. Stenbuck
Tuesday, June 22, 1999                                   Chief Financial Officer
                                                         (303) 685-8000

                 BASIN EXPLORATION ANNOUNCES UNDERWRITERS' EXERCISE OF
                             OVER-ALLOTMENT OPTIONS

Denver, CO - Basin Exploration, Inc. (NASDAQ:BSNX) announced today that the underwriters of the company's recent public offering of 4,000,000 shares of common stock have exercised their over-allotment options to purchase 600,000 additional shares at the offering price of $16.50 per share. Of the total over-allotment shares, 562,500 were offered by Basin and 37,500 were offered by a selling stockholder. Including the over-allotment shares, the public offering will cover the sale by the company of a total of 4,312,500 shares of common stock, through which the company expects to realize net proceeds of $67,102,500 before offering expenses. The sale of these shares is scheduled to close on June 23, 1999.

The offering was underwritten by Goldman, Sachs & Co., Bank of America Securities LLC, Dain Rauscher Wessels (a division of Dain Rauscher Incorporated), and Petrie Parkman & Co. A copy of the final prospectus related to the offering may be obtained from: Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004.

Basin Exploration, Inc. is engaged in the exploration, acquisition, development and exploitation of oil and gas properties in the United States, both onshore and in the Gulf of Mexico.

Statements made in this press release relating to the company's expectations constitute forward-looking statements within the meaning of federal securities laws. These statements are subject to risks and uncertainties, including those described in the company's prospectus supplement as filed with the Securities and Exchange Commission on June 18, 1999, and the documents incorporated or referenced therein. These risks and uncertainties could cause actual results to differ materially from those expressed or implied in the forward-looking statements.

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